Master Government Securities Trust
File Number: 811-21300
CIK Number: 1186241
For the Period Ending: 9/30/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended September 30, 2004.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/01/2004	$60,000	Merrill Lynch Government	1.01%	04/08/2004
04/08/2004	58,000	Merrill Lynch Government	1.00	04/15/2004
04/15/2004	58,000	Merrill Lynch Government	1.00	04/22/2004
04/22/2004	58,000	Merrill Lynch Government	0.99	04/29/2004
04/29/2004	57,000	Merrill Lynch Government	1.00	05/06/2004
05/06/2004	57,000	Merrill Lynch Government	0.97	05/13/2004
05/13/2004	57,000	Merrill Lynch Government	0.97	05/20/2004
05/20/2004	56,000	Merrill Lynch Government	0.97	05/27/2004
05/27/2004	57,000	Merrill Lynch Government	1.01	06/03/2004
06/03/2004	57,000	Merrill Lynch Government	1.00	06/10/2004
06/10/2004	58,000	Merrill Lynch Government	0.98	06/17/2004
06/17/2004	58,000	Merrill Lynch Government	0.98	06/24/2004
06/24/2004	56,000	Merrill Lynch Government	1.01	07/01/2004
07/01/2004	53,000	Merrill Lynch Government	1.25	07/08/2004
07/08/2004	53,000	Merrill Lynch Government	1.23	07/15/2004
07/15/2004	51,000	Merrill Lynch Government	1.25	07/22/2004
07/22/2004	52,000	Merrill Lynch Government	1.25	07/29/2004
07/29/2004	52,000	Merrill Lynch Government	1.32	08/05/2004
08/05/2004	51,000	Merrill Lynch Government	1.31	08/12/2004
08/12/2004	51,000	Merrill Lynch Government	1.48	08/19/2004
08/19/2004	52,000	Merrill Lynch Government	1.48	08/26/2004
08/26/2004	53,000	Merrill Lynch Government	1.50	09/02/2004
09/02/2004	52,000	Merrill Lynch Government	1.52	09/09/2004
09/09/2004	53,000	Merrill Lynch Government	1.52	09/16/2004
09/16/2004	53,000	Merrill Lynch Government	1.57	09/23/2004
09/23/2004	52,000	Merrill Lynch Government	1.71	09/30/2004
09/30/2004	51,000	Merrill Lynch Government	1.76	10/07/2004